Exhibit 99
Bemis Company Reports First Quarter Results

SUMMARY:

•
First quarter adjusted diluted earnings per share from continuing operations were $0.60 in 2016, which includes a reduction of approximately $0.03 from the net impact of currency translation when compared to last year.

•	Gross profit margins improved 70 basis points to 21.6 percent of net sales for the first quarter of 2016, compared to 20.9 percent in the prior first quarter.

•	Adjusted return on invested capital increased to 10.5 percent at March 31, 2016, compared to 9.9 percent at March 31, 2015.

•	On February 4, 2016, the Board increased the authorization for share repurchases by 20 million additional shares of Bemis Company stock, supplementing the previous remaining authorization.

•	On April 20, 2016, Bemis announced its agreement to acquire the medical device packaging operations and related value-added services of SteriPack Group.

•	Management expects full year adjusted EPS to be in the range of $2.68 to $2.78, as compared to the previous range of $2.68 to $2.83.

Neenah, Wisconsin, April 28, 2016 - Bemis Company, Inc. (NYSE:BMS) today reported first quarter 2016 diluted earnings per share from continuing operations of $0.59. Excluding the effect of restructuring and acquisition-related costs detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share,” adjusted diluted earnings per share from continuing operations would have been $0.60 in 2016 and $0.61 in 2015. The net impact of currency translation decreased earnings per share in the first quarter of 2016 by approximately $0.03, as compared to the prior first quarter.

“We continue to make progress on many aspects of executing our long-term strategy. However, in the short-term, our operating performance this quarter was mixed,” said William F. Austen, Bemis Company's President and Chief Executive Officer. “Our U.S. Packaging business delivered strong performance driven by manufacturing efficiencies. Our Global Packaging business was dampened by operational challenges in our Latin American business and by the inefficient ramp-up of our newly hired workforce at our expanded healthcare packaging facility in Wisconsin. Our teams are working to rectify these issues, and operating performance should be stabilized by the third quarter. I remain confident in our strategy and our ability to create long-term value for our stakeholders.”

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $660.5 million for the first quarter of 2016 represented a decrease of 6.6 percent compared to the same period of 2015. Compared to prior year, unit volumes were flat during the first quarter. The decrease in net sales was driven by the contractual pass through of lower raw material costs as well as the mix of products sold.

U.S. Packaging operating profit increased to $101.7 million in the first quarter of 2016, or 15.4 percent of net sales, compared to $95.4 million, or 13.5 percent of net sales, in 2015. This margin increase primarily reflects operational improvements attributable to manufacturing efficiencies and the Company’s asset recapitalization program.

Global Packaging
Global Packaging net sales for the first quarter of 2016 of $307.4 million represent a decrease of 7.7 percent compared to the same period of 2015. Currency translation reduced net sales by 20.3 percent, primarily due to currencies in Latin America. The December 2015 Emplal acquisition increased net sales by 4.0 percent. Excluding the impact of currency translation and the acquisition, net sales increased by 8.6 percent, reflecting increased unit volumes of approximately 3 percent, along with increased sales price and mix.

Global Packaging operating profit for the first quarter was $15.7 million, compared to $24.3 million for the same period in 2015. Excluding restructuring and acquisition-related costs, segment adjusted operating profit would have been $16.3 million, or 5.3 percent of net sales, a decrease from 8.8 percent of net sales in 2015. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit.”) The net impact of currency translation reduced operating profit during the first quarter of 2016 by $3.8 million as compared to the same period in 2015, primarily due to currencies in Latin America. The margin decline in the Global Packaging segment reflects operational inefficiencies in the Company’s Latin American business and also in the Company’s North American healthcare business.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the three months ended March 31, 2016 was $52.6 million, compared to $85.2 million in the prior year. Current year cash flows reflect normal working capital usage for the first quarter.

Total company net debt to adjusted EBITDA was 2.4 times at March 31, 2016. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as the last twelve months total company adjusted operating income plus depreciation and amortization.

Capital expenditures totaled $30.6 million for the three months ended March 31, 2016, reflecting continued investment in new capacity to support growth initiatives and productivity improvements.

During the first quarter, Bemis repurchased 1.0 million shares, for a total of $44.3 million. At March 31, 2016, the remaining Board authorization for the repurchase of Bemis common stock was 22.4 million shares.

2016 OUTLOOK

Management expects full year adjusted diluted earnings per share to be in the range of $2.68 to $2.78, as compared to the previous range of $2.68 to $2.83. Management lowered the top end of the full year EPS guidance range fully on account of the impact of the operational inefficiencies in the Company’s Latin American business and in the Company’s North American healthcare business.

Management confirmed that it expects full year cash from operations to be in the range of $450 to $500 million.

Management also confirmed that it expects capital expenditures for 2016 of approximately $200 million to support productivity and efficiency projects as well as growth projects driven by increased customer demand for value-added products.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, adjusted return on invested capital, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation and plant closure activities, including employee-related costs, equipment relocation costs, accelerated depreciation, and the write-down of equipment. These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's ongoing business operations.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking,” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to general economic conditions, future changes in cost or availability of raw materials, the ability to adjust selling prices, changes in customer order patterns, consumer buying patterns, potential loss of business or increased costs due to customer or vendor consolidation, the results of competitive bid processes, costs associated with the pursuit of business combinations or divestitures, plant closures, a failure in our information technology applications or infrastructure, foreign currency fluctuations, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors, which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2015.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its first quarter 2016 financial results this morning at 12 p.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2015 net sales from continuing operations of $4.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 17,500 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$967.9	$1,040.1
Cost of products sold	759.1	822.6
Gross profit	208.8	217.5

Operating expenses:
Selling, general and administrative expenses	99.4	106.4
Research and development	11.5	11.3
Restructuring and acquisition-related costs	0.8	5.0
Other operating income	(2.3)	(2.6)

Operating income	99.4	97.4

Interest expense	15.4	13.1
Other non-operating expense (income)	0.1	(1.8)

Income from continuing operations before income taxes	83.9	86.1

Provision for income taxes	27.7	29.1

Income from continuing operations	56.2	57.0

Loss from discontinued operations	—	(2.6)

Net income	$56.2	$54.4

Basic earnings per share:
Income from continuing operations	$0.59	$0.58
Loss from discontinued operations	—	(0.03)
Net income	$0.59	$0.55

Diluted earnings per share:
Income from continuing operations	$0.59	$0.58
Loss from discontinued operations	—	(0.03)
Net income	$0.59	$0.55

Cash dividends paid per share	$0.29	$0.28

Weighted average shares outstanding (including participating securities):
Basic	94.9	97.7
Diluted	95.9	98.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	March 31, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$50.1	$59.2
Trade receivables	489.6	451.3
Inventories	545.5	525.9
Prepaid expenses and other current assets	79.4	82.6
Total current assets	1,164.6	1,119.0

Property and equipment, net	1,222.6	1,206.3

Goodwill	961.4	949.5
Other intangible assets, net	147.8	149.8
Deferred charges and other assets	76.7	65.2
Total other long-term assets	1,185.9	1,164.5

TOTAL ASSETS	$3,573.1	$3,489.8

LIABILITIES

Current portion of long-term debt	$0.6	$5.8
Short-term borrowings	19.0	29.6
Accounts payable	366.9	334.8
Employee-related liabilities	64.5	93.3
Accrued income and other taxes	47.2	35.2
Other current liabilities	66.6	90.4
Total current liabilities	564.8	589.1

Long-term debt, less current portion	1,437.2	1,353.9
Deferred taxes	178.5	172.4
Other liabilities and deferred credits	160.2	167.0

TOTAL LIABILITIES	2,340.7	2,282.4

EQUITY

Common stock issued (128.8 and 128.2 shares, respectively)	12.9	12.8
Capital in excess of par value	566.9	573.2
Retained earnings	2,244.4	2,216.0
Accumulated other comprehensive loss	(462.8)	(509.9)
Common stock held in treasury (34.1 and 33.1 shares at cost, respectively)	(1,129.0)	(1,084.7)

TOTAL EQUITY	1,232.4	1,207.4

TOTAL LIABILITIES AND EQUITY	$3,573.1	$3,489.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income	$56.2	$54.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40.8	39.7
Excess tax benefit from share-based payment arrangements	(4.2)	(0.4)
Share-based compensation	4.2	4.3
Deferred income taxes	4.4	(0.9)
Income of unconsolidated affiliated company	(0.4)	(0.5)
Non-cash impairment charge of discontinued operations	—	3.2
Loss (gain) on sale of property and equipment	1.6	(0.4)
Changes in working capital, excluding effect of acquisitions, divestitures and currency	(55.2)	(17.8)
Changes in other assets and liabilities	5.2	3.6

Net cash provided by operating activities	52.6	85.2

Cash flows from investing activities
Additions to property and equipment	(30.6)	(39.5)
Proceeds from sale of property and equipment	0.1	4.0

Net cash used in investing activities	(30.5)	(35.5)

Cash flows from financing activities
Net repayment of long-term debt	(23.4)	—
Net borrowing of commercial paper	83.5	33.7
Net repayment of short-term debt	(5.7)	(1.8)
Cash dividends paid to shareholders	(32.1)	(28.0)
Common stock purchased for the treasury	(44.3)	(37.5)
Excess tax benefit from share-based payment arrangements	4.2	0.4
Stock incentive programs and related tax withholdings	(14.6)	(2.6)

Net cash used in financing activities	(32.4)	(35.8)

Effect of exchange rates on cash and cash equivalents	1.2	(0.7)

Net (decrease) increase in cash and cash equivalents	(9.1)	13.2

Cash and cash equivalents balance at beginning of year	59.2	47.1

Cash and cash equivalents balance at end of period	$50.1	$60.3

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015
U.S. Packaging operating profit	$101.7	$95.4

Global Packaging:
Operating profit before restructuring and acquisition-related costs	16.3	29.3
Restructuring and acquisition-related costs	(0.6)	(5.0)
Operating profit	15.7	24.3

General corporate expenses	(18.0)	(22.3)

Operating income	99.4	97.4

Interest expense	15.4	13.1

Other non-operating expense (income)	0.1	(1.8)

Income from continuing operations before income taxes	$83.9	$86.1

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015
U.S. Packaging
Net sales	$660.5	$707.0

Operating profit as reported	$101.7	$95.4

Operating profit return on sales
As reported	15.4%	13.5%

Global Packaging
Net sales	$307.4	$333.1

Operating profit as reported	$15.7	$24.3

Non-GAAP adjustments:
Restructuring costs (1)	—	5.0
Acquisition-related costs (2)	0.6	—

Operating profit as adjusted	$16.3	$29.3

Operating profit return on sales
As reported	5.1%	7.3%
As adjusted	5.3%	8.8%

(1)	Includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(2)	Acquisition-related costs are comprised of acquisition costs associated with the Emplal Participações S.A. acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended March 31,
	2016	2015
Continuing Operations
Diluted earnings per share, as reported	$0.59	$0.58

Non-GAAP adjustments per share, net of taxes:
Restructuring costs (1)	—	0.03
Acquisition-related costs (2)	0.01	—

Diluted earnings per share, as adjusted	$0.60	$0.61

(1)	Includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(2)
Acquisition-related costs are comprised primarily of acquisition costs associated with the Emplal Participações S. A. acquisition and were recorded both in operating income and interest expense (reflecting fees to extinguish portions of the seller's debt).

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL
(in millions)
(unaudited)

	Quarter Ended				12 months ended March 31, 2016
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Income from Continuing Operations
Operating income (EBIT)	$99.4	$97.2	$105.8	$109.2	$411.6
Restructuring and acquisition-related costs	0.8	2.2	4.6	0.3	7.9

Adjusted EBIT (Bemis Company Inc.) (a)	$100.2	$99.4	$110.4	$109.5	$419.5

Average Invested Capital[1] (b)					2,585.9
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.5%

	Quarter Ended				12 months ended March 31, 2015
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Income from Continuing Operations
Operating Income (EBIT)	$97.4	$98.5	$107.3	$106.6	$409.8
Restructuring and acquisition-related costs	5.0	—	—	—	5.0
Adjusted EBIT (Continuing Operations)	102.4	98.5	107.3	106.6	414.8

(Loss) Income from Discontinued Operations	(2.6)	1.9	(44.5)	5.1	(40.1)
Income taxes	(1.1)	0.8	9.6	4.0	13.3
Other non-operating expense (income)	—	—	0.1	0.1	0.2
Discontinued Operations EBIT	(3.7)	2.7	(34.8)	9.2	(26.6)
Discontinued operations impairment and plant closure	3.7	—	43.9	—	47.6
Adjusted EBIT (Discontinued Operations)	—	2.7	9.1	9.2	21.0

Adjusted EBIT (Bemis Company Inc.) (a)	$102.4	$101.2	$116.4	$115.8	$435.8

Average Invested Capital[1] (b)					2,864.0
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					9.9%

1 - Average invested capital includes all equity and debt amounts, less cash calculated on a five-quarter average.
2 - Tax rate assumed to be the U.S. federal statutory rate.